Exhibit 99(d)(3)

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

AMENDED AND RESTATED AGREEMENT made this ___ day of ___________, 2010 between VAN ECK ASSOCIATES CORPORATION, a corporation organized under the laws of the State of Delaware and having its principal place of business in New York, New York (the “Adviser”), and MARKET VECTORS ETF TRUST, a Delaware statutory business trust having its principal place of business in New York, New York (the “Trust”), with respect to certain series of the Trust (the “Agreement”), amending and restating an agreement between the Adviser and the Trust, with respect to certain series of the Trust, dated October 4, 2007 (the “Original Agreement”), for the purposes of incorporating amendments thereto with respect to the implementation of a unitary management fee for certain series of the Trust, to make other changes designed to facilitate the administration of this Amended and Restated Agreement and certain other changes:

WHEREAS, the Trust is engaged in business as an open-end investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered under the Investment Advisers Act of 1940; and

WHEREAS, the Trust is authorized to issue separate series of shares and an unlimited number of each series of shares; and

WHEREAS, each series of shares represents interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers its shares in multiple series, and the series of the Trust to which this Agreement relates are set forth in Exhibit A hereto (each a “Fund”), which may be amended from time to time to add or remove one or more series; and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory, accounting and administrative services hereunder, and the Adviser desires to provide those services for the compensation specified herein; and

NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.	APPOINTMENT OF ADVISER.

The Trust hereby appoints the Adviser to act as investment adviser and administrator to the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	DUTIES OF ADVISER.

The Adviser, at its own expense, shall furnish the following services and facilities to the Trust:

(a)	Investment Program.

The Adviser will (i) furnish continuously an investment program for the Fund, (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust) what investments shall be purchased, held, sold or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested, and (iii) make changes on behalf of the Trust in the investments. The Adviser also will manage, supervise and conduct such other affairs and business of the Trust and matters incidental thereto, as the Adviser and the Trust agree, subject always to the control of the Board of Trustees of the Trust and to the provisions of the Agreement and Declaration of Trust, as amended, of the Trust, the Trust’s By-laws and the 1940 Act.

(b)	Administrative Services.

The Adviser will, at the Fund’s expense, provide or arrange for the following services for each Fund:

(1)	Prepare periodic audited financial statements;
(2)	Supply various statistical data as requested by the Board of Trustees of the Trust on an ongoing basis;
(3)	Prepare for execution and file the Federal and state tax returns;
(4)	Prepare and file the semi-annual reports with the SEC on Form N-SAR;
(5)	Prepare and file with the SEC the Trust’s annual, semi-annual and quarterly shareholder reports;
(6)	File registration statements on Form N-1A and other filings relating to the registration of Shares;
(7)	Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;
(8)	Maintain the Fund’s fidelity bond as required by the 1940 Act;
(9)	Prepare materials for and record the proceedings of, in conjunction with the officers of the Trust, the meetings of the Trust’s Board of Trustees; and
(10)	Prepare any other regulatory reports to and for any federal, local or state agency as may be required.

In carrying out its duties hereunder, as well as any other activities undertaken on behalf of the Fund pursuant to this Agreement, the Adviser shall at all times be subject to the control and direction of the Board of Trustees of the Trust.

(c)	Office Space and Facilities.

The Adviser will arrange to furnish the Trust office space in the offices of the Adviser, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, simple business equipment, supplies, utilities and telephone service required for managing the investments of the Trust.

(d)	Personnel.

The Adviser shall provide executive and clerical personnel for managing the investments of the Trust, and shall compensate officers and Trustees of the Trust if such persons are also employees of the Adviser or its affiliates, except as otherwise provided herein.

(e)	Portfolio Transactions.

The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Trust with brokers or dealers selected by the Adviser, although the Trust will pay the actual brokerage commissions on portfolio transactions in accordance with Paragraph 3(d). In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Trust the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Trust and/or the other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised by the Adviser or its affiliates. Nothing in this Agreement shall preclude the combining of orders for the sale or purchase of securities or other investments with other accounts managed by the Adviser or its affiliates provided that the Adviser does not favor any account over any other account and provided that any purchase or sale orders executed contemporaneously shall be allocated in a manner the Adviser deems equitable among the accounts involved.

(f)	Right to Receive Advice.
(i)

Advice of Counsel. If the Adviser or the Fund shall be in doubt as to any question of law involved in any action to be taken or omitted by the Adviser, it may request advice at the Fund’s cost from counsel of its own choosing (who may be counsel for the Adviser or the Trust, at the option of the Adviser).

(ii)

Protection of the Adviser. The Adviser shall be protected in any action or inaction which it takes in reliance on any directions or advice received pursuant to subsection (i) of this paragraph which the Adviser, after receipt of any such directions or advice in good faith believes to be consistent with such directions or advice as the case may be. However, nothing in this paragraph shall be construed as imposing upon the Adviser any obligation (a) to seek such directions or advice or (b) to act in accordance with such directions or advice when received. Nothing in this subsection shall excuse the Adviser when an action or omission on the part of the Adviser constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its duties under this Agreement.

3.	EXPENSES OF THE TRUST.

During the term of this Agreement, the Adviser shall pay all of the expenses of each Fund, except for the fee payment under this Agreement, interest expense, offering costs, trading expenses, taxes and extraordinary expenses.

4.	COMPENSATION.

For the services and facilities to be provided to the Trust by the Adviser as provided in Paragraph 2 hereof, the Trust shall pay the Adviser a fee at the annual rate set forth in Exhibit A (“Annual Fee”). The Trust shall pay such amounts monthly, based on the Fund’s average daily net assets, as reflected in the books and records of the Trust in accordance with procedures established from time to time by or under the direction of the Board of Trustees of the Trust.

5.	BEST EFFORTS.

The Adviser hereby agrees to use its best judgment and efforts in rendering the advice and services with respect to the Funds as contemplated by this Agreement. The Adviser further agrees to use its best efforts in the furnishing of such advice and recommendations with respect to the Funds, in the preparation of reports and information, and in the management of the respective assets of each Fund, all pursuant to this Agreement.

6.	RELATIONS WITH TRUST.

Subject to and in accordance with the Declaration of Trust and By-Laws of the Trust and the Articles of Incorporation and By-Laws of the Adviser, respectively, it is understood (i) that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers or otherwise; (ii) that directors, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers shareholders or otherwise; and (iii) that the Adviser (or any such successor) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said Master Trust Agreement and By-laws.

7.	LIABILITY OF ADVISER AND OFFICERS AND TRUSTEES OF THE TRUST.

Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or law, or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates, except that no provision of this Agreement shall be deemed to protect the Adviser or such persons against any liability to the Trust or its shareholders to which the Adviser might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

8.	DURATION AND TERMINATION OF THIS AGREEMENT.
(a)	Duration.

This Agreement shall become effective with respect to each series on the date set forth in Exhibit A and, unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to each series on the date set forth in Exhibit A, and shall continue in full force and effect for periods of one year thereafter so long as such continuance is approved at least annually (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of the Trust, and (ii) in either event by the vote of a majority of the Trustees of the Trust who are not parties to this

Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(b)	Termination.

This Agreement may be terminated at any time, without payment of any penalty, by vote of the Trustees of the Trust or by vote of a majority of the outstanding shares (as defined in the 1940 Act), or by the Adviser, on sixty (60) days written notice to the other party.

(c)	Automatic Termination.

This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act and the rules thereunder.

9.	PRIOR AGREEMENT SUPERSEDED.

This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties.

10.	SERVICES NOT EXCLUSIVE.

The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others and to engage in other activities.

11.	LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

12.	MISCELLANEOUS.
(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
(b)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
13.	NAME OF TRUST

The Trust agrees and acknowledges that the Adviser is the owner of the name and mark “Van Eck” and that all use of any designation comprised in whole or part of Van Eck (a “Van Eck Mark”) under this Agreement shall inure to the benefit of the Adviser. Upon termination of this Agreement for any reason, the Trust shall cease all use of any Van Eck Mark(s) as soon as reasonably practicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

[SEAL]	MARKET VECTORS ETF TRUST
Attest: ___________________________________________	By: ___________________________________________
[SEAL]	VAN ECK ASSOCIATES CORPORATION
Attest: ___________________________________________	By: ___________________________________________

EXHIBIT A

As of ___________, 2010

Name of Series	Annual Management Fee (as a % of average daily net assets)	Date of Approval of Original Agreement	Date of Termination of Agreement
Market Vectors California Long Municipal Index ETF	25 bps
Market Vectors High-Yield Municipal Index ETF	35 bps
Market Vectors Intermediate Municipal Index ETF	24 bps
Market Vectors Long Municipal Index ETF	24 bps
Market Vectors Massachusetts Municipal Index ETF	25 bps
Market Vectors New Jersey Municipal Index ETF	25 bps
Market Vectors New York Long Municipal Index ETF	25 bps
Market Vectors Ohio Municipal Index ETF	25 bps
Market Vectors Pennsylvania Municipal Index ETF	25 bps
Market Vectors Pre-Refunded Municipal Index ETF	24 bps
Market Vectors Short Municipal Index ETF	20 bps

A-1